Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

The Sustainable Green Team, Inc.

Under Section 242 of the Delaware General Corporation Law

The Sustainable Green Team, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 31, 2019 (as amended to date, the “Certificate”).

SECOND: The Certificate is hereby amended as follows:

1.	Section B of Article SIXTH of the Certificate is hereby amended and restated in its entirety to provide as follows:

Number of Directors; Staggered Board. Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to resolutions adopted by a majority of the full Board of Directors. The Board of Directors (other than with respect to those directors entitled to be named by any series of Preferred Stock (the “Preferred Stock Directors”)) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the date of the effectiveness of the Certificate of Amendment to the Certificate of Incorporation which has created such a staggered Board of Directors (the “Effectiveness Date”); Class II Directors shall initially serve until the second annual meeting of stockholders following the Effectiveness Date; and Class III Directors shall initially serve until the third annual meeting of stockholders following the Effectiveness Date. Commencing with the first annual meeting of stockholders following the Effectiveness Date, each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such Director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board of Directors is authorized to designate the members of the Board of Directors in office at the Effectiveness Date or at the time of the creation of a new directorship as Class I Directors, Class II Directors or Class III Directors. In making such designation, the Board of Directors shall equalize, as nearly as possible, the number of Directors in each class. In the event of any change in the number of Directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of Directors shorten the term of any incumbent Director. Directors need not be stockholders.

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2.	Section C of Article SIXTH of the Certificate is hereby amended and restated in its entirety to provide as follows:

Appointment of Directors. Subject to the rights of the holder of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification of a director or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and (i) in the event of filling a newly created directorship resulting from any increase in the authorized number of directors, the director(s) so chosen be named as a Class I Director, Class II Director or Class III Director, as determined by the Board of Directors, and subject to the requirements of Section B of this Article SIXTH, and (ii) in the event of filling any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification of a director or other cause, the director so chosen shall be a member of the same class of directors as the director whom they are replacing.

3.	Section D of Article SIXTH of the Certificate is hereby amended and restated in its entirety to provide as follows:

Removal of Directors. Subject to the rights of the holder of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors may be removed from office at any time, only with cause, and only by the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies on the Board resulting from such removal may be filled by (1) the shareholders at a special meeting of the shareholders, by the vote of the holders of a majority of the shares entitled to vote at such meeting, or (2) by a majority of the directors then in office, although less than a quorum, provided that any such new director(s) so named shall be subject to the provisions of Section C of this Article SIXTH as to the class to which such replacement director(s) are named, and such director(s) shall hold office until the annual meeting at which the directors of such class(es) are to be elected pursuant to the provisions of Section B of this Article SIXTH.

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THIRD: The remaining provisions of the Certificate not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Certificate effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on January 12 2022, after first having been declared advisable by the Board of Directors of the Corporation on January 12, 2022, all in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 12th day of January, 2022.

By:
Name:	Anthony J. Raynor
Title:	Chief Executive Officer

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